Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2022, Petróleo Brasileiro S.A. – Petrobras (“Petrobras,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

#	Title of each class	Trading symbol(s)	Name of each exchange on which registered
I.	Our common and preferred shares without par value*	PBR/PBRA	NYSE
II.	American Depositary Shares, or ADSs,** each representing two of our common or preferred shares	PBR/PBRA	NYSE
	6.250% Global Notes due 2024, issued by PGF	PBR	NYSE
	5.299% Global Notes due 2025, issued by PGF	PBR	NYSE
	8.750% Global Notes due 2026, issued by PGF	PBR	NYSE
	7.375% Global Notes due 2027, issued by PGF	PBR	NYSE
	5.999% Global Notes due 2028, issued by PGF	PBR	NYSE
	5.750% Global Notes due 2029, issued by PGF	PBR	NYSE
	5.093% Global Notes due 2030, issued by PGF	PBR	NYSE
	5.600% Global Notes due 2031, issued by PGF	PBR	NYSE
	6.875% Global Notes due 2040, issued by PGF (successor to PifCo)	PBR	NYSE
	6.750% Global Notes due 2041, issued by PGF (successor to PifCo)	PBR	NYSE
	5.625% Global Notes due 2043, issued by PGF	PBR	NYSE
	7.250% Global Notes due 2044, issued by PGF	PBR	NYSE
	6.900% Global Notes due 2049, issued by PGF	PBR	NYSE
	6.750% Global Notes due 2050, issued by PGF	PBR	NYSE
	5.500% Global Notes due 2051, issued by PGF	PBR	NYSE
	6.850% Global Notes due 2115, issued by PGF	PBR	NYSE

*       Not for trading, but only in connection with the registration of ADSs representing such ordinary or preferred shares, pursuant to the requirements of the SEC.

**       Evidenced by American Depositary Receipts, or ADRs.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2022, unless otherwise indicated herein.

  COMMON AND PREFERRED SHARES

The following description of our share capital and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, our bylaws, Brazilian Corporate Law and any other applicable law concerning Brazilian companies, as amended from time to time.

A copy of our bylaws is attached to our annual report as Exhibit 1.1. We encourage you to read our bylaws and the applicable sections of our annual report for additional information.

Share Capital

Our capital stock is composed of common shares and preferred shares, all without par value and denominated in reais. As of December 31, 2022 and as of February 28, 2023 our share capital, including shares in treasury, was represented by 13,044,496,930 shares, of which 7,442,454,142 were common shares and 5,602,042,788 were preferred shares. Neither our common shares, nor our preferred shares are convertible into each other.

In addition to the negotiation in the U.S., as detailed in Item II below, our common and preferred shares are negotiated on the B3 (ticker symbols PETR3 and PETR4, respectively), as well as on the LATIBEX (ticker symbols XPBR and XPBRA, respectively). All of our shares are registered in book-entry form on behalf of their holders, without share certificates, and Banco Bradesco S.A. performs services of safe-keeping and transfer of shares. To make the transfer, Banco Bradesco S.A. makes an entry in the register, debits the share account of the transferor and credits the share account of the transferee.

Under Brazilian Corporate Law, the Brazilian federal government is required to own at least a majority of our voting stock. As of February 28, 2023, the Brazilian federal government owned 50.26% of our common shares.

Pursuant to CVM regulations, any Brazilian public company’s (i) direct or indirect controlling shareholders, (ii) shareholders who have elected members of such company’s Board of Directors or fiscal council, as well as (iii) any person or group of persons representing the same interest, in each case that has directly or indirectly acquired or sold an interest that exceeds (either upward or downward) the threshold of 5%, or any multiple thereof, of the total number of shares of any type or class, must disclose such shareholder’s or person’s share ownership or divestment, immediately after the acquisition or sale, to the CVM and the B3.

Changes to Our Share Capital

Changes to our share capital are decided by our shareholders. Our shareholders may at any time at a shareholders’ meeting decide to increase or decrease our share capital, and capital increases are subject to the preemptive rights held by all shareholders, in proportion to his or her shareholding. A minimum period of 30 days following the publication of notice of a capital increase is assured for the exercise of the right, and the right is transferable.

Any shareholders’ resolution must satisfy the quorum and all other legal requirements established in the Brazilian Corporate Law and in our bylaws. No shareholder is liable to make any further contribution to our capital stock other than with respect to the liability to pay the issue price of the shares subscribed or acquired by such shareholder.

The issuance of preferred shares does not need to follow the proportion of the common shares, provided that Brazilian Corporate Law establishes the issuance of preferred shares may not exceed two-thirds of the total number of our shares.

Our Control

As long as the Brazilian federal government holds a majority of our voting stock, any change in our control would require a change in applicable laws.

Dividends

Our dividend payments are subject to the provisions of Brazilian Corporate Law and applicable local laws and regulations. Our distributions can include dividends or interest on capital (juros sobre capital próprio). The payment of interest on capital is subject to withholding income tax, pursuant to Brazilian tax laws, which is not levied upon payments of dividends.

The profits are distributed in proportion to the number of shares owned by each shareholder on the applicable record date. Pursuant to Brazilian Corporate Law, we must comply with two mandatory distributions of dividends. Thus, our bylaws provide that we must pay at least 25% of our adjusted net income after deducting allocations to the legal reserve and further allocations eventually required by Brazilian Corporate Law.

Brazilian Corporate Law permits a publicly held company such as ours to suspend the mandatory distribution of dividends in case our Board of Directors and our fiscal council report at the annual general shareholders’ meeting that the distribution would not be advisable due to the company’s financial condition.

Dividend payments for each fiscal year must be approved by our shareholders at the annual general meeting of shareholders. The profits are distributed in proportion to the number of shares owned by each shareholder on the applicable record date. Our preferred shares have preference in the distribution of dividends and interest on capital. Thus, the payment of dividends to holders of common shares is subject to the right to dividend distributions held by the holders of preferred shares. Holders of our preferred shares have priority to receive the mandatory amount, as well as in the event of reimbursement of capital. They are also entitled to minimum annual non-cumulative preferential dividends in case we declare dividends equal to the higher of (i) 5% of their pro rata share of our paid-in capital, or (ii) 3% of the book value of their preferred shares.

Unless otherwise decided at the shareholders’ meeting, we pay dividends or interest on capital to our shareholders within 60 days from the date they are declared and, in any case, within the fiscal year in which the dividend or interest on capital was declared.

Our Board of Directors may approve the payment of anticipated dividends or interest on capital to our shareholders, which amount is subject to financial charges at the SELIC rate from the end of each fiscal year through the date we actually pay such dividends or interest on capital.

We seek, through our dividend policy, to guarantee our continuity and financial sustainability in the short, medium and long term, and to provide predictability to the flow of remuneration payments to our shareholders. Consequently, the payment of shareholder remuneration must not compromise our financial sustainability in the short, medium and long-term.

Our dividend policy includes a minimum annual compensation of US$4 billion for fiscal years in which the average Brent price is above US$40/bbl, which may be distributed regardless of our level of indebtedness, as long as the guidelines set forth in the dividend policy are followed. The minimum annual remuneration is the same for common and preferred shares, provided it exceeds the minimum payment amount for preferred shares set forth in our bylaws.

In the case of gross debt equal to or less than US$65 billion and accumulated positive result, verified in the last quarterly result and approved by the Board of Directors, we must distribute to our shareholders 60% of the net difference between operating cash flow and investments, according to the equation below:

Shareholders Remuneration: 60% x (Net cash provided by operating activities - Acquisition of PP&E and intangible assets)

Net cash provided by operating activities: correspond to the operating cash flow (OCF) presented in the consolidated cash flow statement.

Acquisition of PP&E and intangible assets: correspond to our investments in property, plant and equipment (PP&E) and intangible assets, presented in the consolidated cash flow statement. Receipts and/or payments of other transactions from investing and financing activities presented in the consolidated statement of cash flow are not added and/or deducted.

Regardless of our level of indebtedness, we may, in exceptional cases, upon approval of our Board of Directors, pay extraordinary dividends, exceeding the minimum legal mandatory dividend and/or the amounts detailed above, as long as our financial sustainability is preserved.

Additionally, we defined that dividend distribution payments will be made quarterly.

We may exceptionally distribute dividends in the event of no net income, provided that the rules set forth in Law 6,404/76 and in our dividend policy are complied with.

If any dividend has not been claimed for 3 years after the date such dividend became due for payment, it will be forfeited and will revert to us.

Voting Rights

Our annual shareholders’ meeting takes place at our headquarters, in Rio de Janeiro, Brazil, usually in April of each year. Additionally, our Board of Directors or, in some specific situations set forth in Brazilian Corporate Law our shareholders or our fiscal council, may call our extraordinary shareholders’ meetings.

Holders of our common shares are entitled to one voting right for each unit of common shares held. Holders of preferred shares are not entitled to voting rights, except for: (i) the right to appoint one member of our Board of Directors and one member of our fiscal council; and (ii) certain matters related to the preferred shares, whenever rights of holders of preferred shares are adversely affected.

Generally, the quorum required to hold shareholders’ meetings is at least ¼ of our issued and outstanding common shares, except as provided for by Brazilian Corporate Law and our bylaws in relation to decisions regarding certain matters. Decisions are made by simple majority, except where Brazilian Corporate Law or our bylaws provide for a different quorum.

Certain matters require majority quorum for approval, including any amendment to our bylaws and the issuance of new shares. In addition, the appointment of a specialized firm to prepare an appraisal report of our shares in case of cancellation of our registration as a publicly-held company requires a special quorum, pursuant to the terms of B3 regulations.

The Brazilian federal government, as our majority shareholder, has the right to elect the majority of our directors and our employees have the right to elect one member of our Board of Directors to represent them, by means of a separate voting procedure.

Under Brazilian Corporate Law, minority shareholders representing at least 5% of our voting capital stock have the right to demand a cumulative voting procedure to elect a member of our Board of Directors.

Restrictions on Non-Brazilian Holders

There are no restrictions on ownership of our common or preferred shares by individuals or legal entities domiciled outside Brazil. Foreign investors may trade their shares through ADSs on the NYSE or directly on the B3.

However, the ability to convert dividend payments and proceeds from the sale of common or preferred shares or preemptive rights into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation, which generally requires, among other steps, the registration of the relevant investment with the Central Bank of Brazil. Nonetheless, any non-Brazilian holder who registers with the CVM may use the dividend payments and proceeds from the sale of shares to buy and sell securities directly on the B3.

Liquidation Rights

We can only be dissolved, after legal authorization, by shareholders’ resolution passed by at least 50% of our share capital. In the event of our liquidation, after payment of all liabilities, the balance of assets available for distribution will be distributed among the shareholders, each receiving a sum on a pro rata basis. Holders of preferred shares are entitled to receive, prior to any distribution to shareholders, payment for the portion of shareholder’s equity attributable to their equity interest.

Right to Withdraw

Subject to Brazilian Corporate Law, our shareholders have the right to withdraw their equity interests and receive the relevant payment for their shares in case such shareholders are adversely affected by specific resolutions from shareholders’ meeting, as well as if after a corporate reorganization involving us, the resulted entity does not negotiate new shares in the secondary market.

Given that our bylaws do not provide for rules to determine any value for redemption, any redemption of shares arising out of the exercise of such withdrawal rights would be made generally based on the book value per share, determined on the basis of the last balance sheet approved by our shareholders. However, if a shareholders’ meeting giving rise to redemption rights occurred more than 60 days after the latest approved balance sheet, the shareholders would be entitled to demand that their shares be valued based on a more updated balance sheet.

In case the right to withdraw lapses 30 days after publication of the applicable minutes of the shareholders’ meeting, we would be entitled to reconsider any action giving rise to withdraw rights if the payment of the reimbursement price jeopardizes our financial stability.

  AMERICAN DEPOSITARY SHARES

The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by the Deposit Agreements (as defined below), the form of ADS, which contain the terms of the ADSs, and any applicable law, as amended from time to time.

A copy of each of the Deposit Agreements (as defined below) is attached to our annual report as Exhibits 2.10 and 2.11. Copies of the Deposit Agreements are also available for inspection at the offices of our depositary.

We encourage you to read the Deposit Agreements (defined below), the ADS form and the applicable sections of our annual report for additional information.

General

In the U.S., we trade ADSs representing our common or preferred shares, which are evidenced by ADRs. The ADSs are negotiated on the NYSE. The ADSs representing common shares are traded with ticker symbol PBR and the ADSs representing preferred shares with ticker symbol PBRA.

JPMorgan Chase Bank, N.A. acts as depositary for both of our common and preferred ADSs (“JPMorgan”). In its capacity, the depositary will register and deliver the ADSs, each representing an ownership interest in (i) two common or preferred shares deposited with the custodian, as agent of the depositary, under the deposit agreements dated January 2, 2020 between us, the depositary, and registered holders and beneficial owners from time to time of the ADSs (the “Deposit Agreements”), and (ii) any other securities, cash or other property which may be held by the depositary.

The principal executive office of JPMorgan and the office at which the ADSs will be administered is currently located at 383 Madison Avenue, Floor 11, New York, New York 10179, United States.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADS holder. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADS holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Holders of ADSs may not be able to exercise the preemptive rights relating to the common and preferred shares underlying their ADSs, unless a registration statement under the Exchange Act is effective with respect to those rights.

The depositary will be the holder of the ordinary shares underlying the ADSs. As a holder of ADSs, you will have ADS holder rights, which are set out in the Deposit Agreements. The Deposit Agreements also sets out the rights and obligations of the depositary.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our shares, as detailed below. The depositary has agreed that, to the extent practicable, it will pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the Deposit Agreements. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of shares under the Deposit Agreements. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. ADS holders will receive these distributions in proportion to the number of underlying shares that such ADSs represent. Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.
●	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto. Any fees, taxes and/or charges owing in connection with a share distribution will be collected from and/or owing by registered holders of ADSs.
●	Rights. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may: (i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or (ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.
●	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.
●	Elective Distributions in Cash or Shares. In the case of a dividend payable at the election of our shareholders in cash or in additional shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the Deposit Agreements including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders or beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may, after consultation with us (to the extent reasonably practicable) choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. If at any time the depositary shall determine that in its reasonable judgment any foreign currency received by it is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is not sought or, if sought, denied, the depositary may, subject to applicable laws and regulations, either distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or hold such foreign currency (without liability for interest thereon) for the respective accounts of, the ADR holders entitled to receive the same; provided, however, that if requested in writing by an ADR holder entitled thereto, the depositary may, in its reasonable discretion, distribute the foreign currency, as promptly as practicable.

If any such conversion of foreign currency, in whole or in part, can be effected for distribution to some but not all of the ADR holders entitled thereto, the depositary shall make such conversion and distribution in U.S. dollars to the extent permissible to the ADR holders entitled thereto and may either so distribute or hold such balance (without liability for interest thereon) for the respective accounts of, the ADR holders entitled thereto for whom such conversion and distribution is not reasonably practicable; provided, however, that if requested in writing by an ADR holder entitled thereto and permitted by applicable law, the depositary may, in its discretion, distribute the foreign currency, as promptly as practicable. To the extent the depositary holds foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held hereunder.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs if the ADS holder or its broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan, as depositary for the benefit of ADR holders or in such other name as the depositary shall direct.

The custodian will hold all deposited shares for the account and to the order of the depositary for the benefit of ADR holders, to the extent not prohibited by law. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreements. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreements continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreements, in the forms of ADRs and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreements be, the record holders only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreements, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and an ADR holder will receive periodic statements from the depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

When ADR holders turn in ADR certificates at the depositary’s office, or when ADR holders provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to the relevant ADR holder or upon ADR holder written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At ADR holders risk, expense and request, the depositary may deliver deposited securities at such other place requested.

The depositary may only restrict the withdrawal of deposited securities in connection with the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
●	the payment of fees, taxes and similar charges; or
●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreements.

Record Dates

The depositary may, after consulting us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,
•	to give instructions for the exercise of voting rights,
•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or
•	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the Deposit Agreements.

Voting Rights

ADS holders, upon communication from the depositary asking for voting instructions, may instruct the depositary how to exercise the voting rights for the shares which underlie their ADSs. As soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the Deposit Agreement and distribute to the ADR holders a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Brazilian Corporate Law, rule or regulation and our constituent documents, be entitled to instruct the depositary to exercise the voting rights, if any, pertaining to the shares underlying such ADR holder’s ADSs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us.

Each ADR holder is solely responsible for the forwarding of such notices to the beneficial owners of ADSs registered in such ADR holder’s name. Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the shares represented by the ADSs evidenced by such ADR holders in accordance with such instructions insofar as practicable and permitted under the provisions of or governing our shares.

Without limiting any of the foregoing, to the extent the depositary does not receive voting instructions with respect to any one or more ADSs, the depositary shall take such actions as are necessary, upon our written request and subject to applicable law and the terms of the shares, to cause the amount of shares represented by such ADSs to be counted for the purpose of satisfying applicable quorum requirements, provided, however that the depositary shall not represent or present for quorum purposes any deposited securities represented by ADSs for which voting instructions were not received unless and until the depositary has been provided with an opinion of our internal or external counsel, in form and substance reasonably satisfactory to the depositary.

ADR holders and beneficial owners of ADSs are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time.

The depositary will not itself exercise any voting discretion. Notwithstanding anything contained in the Deposit Agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the ADR holders a notice that provides such ADR holders with, or otherwise publicizes to such ADR holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that ADR holders and beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Fees and Expenses

The depositary may charge and collect from each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, $5.00 or less for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders and beneficial owners of ADSs, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to U.S.$0.05 per ADS held upon which any cash distribution made pursuant to the deposit agreements or in the case of an elective cash/stock dividend, upon which a cash distribution or an issuance of additional ADSs is made as a result of such elective dividend;
•	an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
•	a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the holding of foreign currency, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;
•	stock transfer or other taxes and other governmental charges;
•	SWIFT, cable, telex, electronic and facsimile transmission and delivery charges incurred at your request or at the request of other parties in connection with the deposit or delivery of shares, ADRs or deposited securities;
•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and
•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreements.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For Brazilian reais, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on us, the depositary, ADR holders or beneficial owners of ADSs. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity. Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the depositary on ADR.com. We, and by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs, will each be acknowledging and agreeing that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the deposit agreements.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. ADR holders will receive prior notice of the increase in any such fees and charges. The right of the depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreements.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from ADS holders depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to ADS holders by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing ADS holders. The depositary will generally set off the amounts owing from distributions made to ADR holders. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the applicable ADR holder to the depositary and by holding or having held an ADR or any ADSs, the ADR holder and all beneficial owners of such ADSs, and all prior registered holders of such ADRs and prior beneficial owners of such ADSs, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior ADR holder and beneficial owner of ADSs, by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of any taxes or governmental charges owing with respect to the relevant ADRs from any one or more such current or prior ADR holder or beneficial owner of ADSs, as determined by the depositary in its sole discretion, without any obligation to seek payment from any other current or prior ADR holder or beneficial owner of ADSs. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, a ADR holder will be agreeing to indemnify us, the depositary, its custodian and any of ours or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to ADR holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;
•	distribute additional or amended ADRs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell any securities or property received and distribute the proceeds as cash; or
•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the Deposit Agreement and the ADSs without ADS holders consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners of ADSs. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and the beneficial owner of the corresponding ADSs are deemed to agree to such amendment and to be bound by the Deposit Agreement as so amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners of ADSs. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the Deposit Agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair ADS holders’ right to surrender such ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

The depositary may, and shall at our written direction, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the Deposit Agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the Deposit Agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the Deposit Agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the Deposit Agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary herein, the depositary may terminate the Deposit Agreement without notifying us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if the shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.

After the date so fixed for termination, the depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the ADR holders who have not theretofore surrendered their ADRs. After making such sale, the depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the Deposit Agreement except for our obligations to the depositary and its agents.

Limitations on Obligations and Liability to ADS Holders

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of common or preferred shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;
●	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and
●	compliance with such regulations as the depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of common or preferred shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of common or preferred shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary.

The Deposit Agreement expressly limits the obligations and liability of the depositary, ourselves and each of our and the depositary’s respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act or the Exchange Act, to the extent applicable. In the Deposit Agreement it provides that neither we nor the depositary nor any such agent will be liable to ADR holders or beneficial owners of ADSs if:

●	any present or future law, rule, regulation, fiat, order or decree of the United States, the Federative Republic of Brazil or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our constituent documents, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);
●	it exercises or fails to exercise discretion under the Deposit Agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;
●	it performs its obligations under the Deposit Agreement and ADRs without gross negligence or willful misconduct;
●	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, our company;
●	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties; or
●	for the inability of any ADR holder or beneficial owner of ADSs to benefit from, or participate in, any distribution, offering, right or other benefit which is made available to holders of shares but is not made available to ADR holders.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners of ADSs. Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to the depositary against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any ADR holder or holders, any ADRs or otherwise related to the Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the Deposit Agreements, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or beneficial owners of ADSs about the requirements of any laws, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any ADR holder or beneficial owner of ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide ADR holders or beneficial owners of ADSs, or any of them, with any information about the tax status of our company. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by ADR holders or beneficial owners of ADSs on account of their ownership or disposition of the ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the depositary is required to grant a discretionary proxy pursuant to the Deposit Agreements, or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreements or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to ADR holders or beneficial owners of ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, ADR holders and beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities or our constituent documents may require disclosure of or impose limits on beneficial or other ownership of, or interests in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders and beneficial owners of ADSs agree to comply with all such disclosure requirements, including without limitation, requirements of Brazilian law, including the rules and requirements of the Brazilian Central Bank and ownership limitations and to comply with any reasonable instructions from us and requests in respect thereof, including, without limitation, requests for information as to the identity of any holder of an interest in an ADR and the nature of such interest, whether or not such ADR holder continues to hold such interest at the time of the request. We reserve the right to instruct ADR holders (and through any such ADR holder, the beneficial owners of ADSs evidenced by the ADRs registered in such ADR holder’s name) to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the ADR holder and/or beneficial owner of ADSs as a holder of shares and, by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. ADR holders may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the Deposit Agreements. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary, and the depositary may also close the issuance book portion of such register when reasonably requested by us solely in order to enable us to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreements, each ADR holder and each beneficial owner of ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreements will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreements and the applicable ADR or ADRs, and
•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreements and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreements and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Each ADR holder and beneficial owner of ADSs is further deemed to acknowledge and agree that (i) nothing in the deposit agreements or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, the ADR holders, the beneficial owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the ADR holders or beneficial owners of ADSs may have interests, (v) nothing contained in the deposit agreements or any ADR shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, and (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary.

Governing Law and Consent to Jurisdiction

The deposit agreements and the ADRs are governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the of law principles thereof. In the deposit agreements, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process.

By holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving Petrobras or the depositary, arising out of or based upon the deposit agreements, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in the Borough of Manhattan, New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Notwithstanding the foregoing, the depositary may, in its sole discretion, elect to institute any suit, action or proceeding against Petrobras based on the deposit agreements, the ADSs or the ADRs or the transactions contemplated thereby, in any state or federal court in the Borough of Manhattan, New York, New York, or, in the case of a suit, action or proceeding to enforce a New York based state or federal court ruling, order or judgment, in any competent court in the Federative Republic of Brazil and/or the United States.

Jury Trial Waiver

The deposit agreements provide that, to the fullest extent permitted by applicable law, each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner and/or holder of interests in ADSs) irrevocably waives the right to a jury trial in any suit, action or proceeding against we or the depositary directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs, the ADRs, the deposit agreements, or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or other theory), including any suit, action or proceeding under the U.S. federal securities laws. If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial of the deposit agreements is not intended to be deemed a waiver by any ADR holder or beneficial owner of ADSs of ours or the depositary’s compliance with the Securities Act or the Exchange Act, to the extent applicable.

  DEBT SECURITIES

Each series of guaranteed notes listed on the NYSE and set forth on the cover page to our annual report on Form 20-F for the fiscal year ended December 31, 2022 has been issued by PGF itself, or as successor to PifCo, and is guaranteed by us. Each of these series of notes and related guarantees was issued pursuant to an effective registration statement and a related prospectus and prospectus supplement (if applicable).

The following table sets forth each relevant series of notes (the “Notes”) registered pursuant to Section 12(b) of the Exchange Act:

Series	Date of Issuance	Original Principal Amount	Principal Payment	Interest	Interest Payment Date	Maturity Date	Default Rate	Indenture	Prospectus Supplement
6.250% Global Notes due 2024	March 17, 2014	US$2,500 million	Single installment No principal amount payment prior to maturity(a)	6.250% per annum (based on a 360-day year of twelve 30-day months)	March 17 and September 17 of each year 1st payment: September 17, 2014	March 17, 2024	0.5% per annum above the interest rate	Base Indenture dated August 29, 2012	Prospectus Supplement dated March 10, 2014 (To Prospectus dated August 29, 2012)
5.299% Global Notes due 2025	September 27, 2017	US$1,000 million	Single installment No principal amount payment prior to maturity(a)	5.299% per annum (based on a 360-day year of twelve 30-day months)	January 27 and July 27 of each year 1st payment: July 27, 2018	January 27, 2025	0.5% per annum above the interest rate	Base Note Indenture dated September 27, 2017	Prospectus dated August 17, 2018 (b)
8.750% Global Notes due 2026	May 23, 2016 (reopening: July 13, 2016)	US$3,000 million (original: US$1,750 million; and reopening: US$1,250 million)	Single installment No principal amount payment prior to maturity(a)	8.750% per annum (based on a 360-day year of twelve 30-day months)	May 23 and November 23 of each year 1st payment: November 23, 2016	May 23, 2026	0.5% per annum above the interest rate	Base Indenture dated August 29, 2012	Prospectus Supplement dated July 7, 2016 (To Prospectus dated August 28, 2015)
7.375% Global Notes due 2027	January 17, 2017 (reopening: May 22, 2017)	US$4,000 million (original: US$2,000 million; and reopening: US$2,000 million)	Single installment No principal amount payment prior to maturity(a)	7.375% per annum (based on a 360-day year of twelve 30-day months)	January 17 and July 17 of each year 1st payment: July 17, 2017	January 17, 2027	0.5% per annum above the interest rate	Base Indenture dated August 29, 2012	Prospectus Supplement dated May 15, 2017 (To Prospectus dated August 28, 2015)
5.999% Global Notes due 2028	January 27, 2017	US$1,000 million	Single installment No principal amount payment prior to maturity(a)	5.999% per annum	January 27 and July 27 of each year 1st payment: July 27, 2018	January 27, 2028	0.5% per annum above the interest rate	Base Note Indenture dated September 27, 2017	Prospectus dated August 17, 2018 (b)
5.750% Global Notes due 2029	February 1, 2018 (reopening: March 19, 2019)	US$2,750 million (original: US$2,000 million; and reopening: US$750 million)	Single installment No principal amount payment prior to maturity(a)	5.750% per annum (based on a 360-day year of twelve 30-day months)	February 1 and August 1 of each year 1st payment: August 1, .2019	February 1, 2029	0.5% per annum above the interest rate	Base Indenture dated August 29, 2012	Prospectus Supplement dated March 12, 2019 (To Prospectus dated March 1, 2019)
5.093% Global Notes due 2030	November 17, 2020	US$4,115,281,000	Single installment No principal amount payment prior to maturity(a)	5.093% per annum (based on a 360-day year of twelve 30-day months)	January 15 and July 15 of each year 1st payment: January 15, 2021	January 15, 2030	0.5% per annum above the interest rate	Base Note Indenture dated September 18, 2019	Prospectus dated August 17, 2020 (c)

5.600% Global Notes due 2031	June 3, 2020; October 21, 2020	US$2,500,000,000 (original: US$1,500 million; and reopening: US$1,000 million)	Single installment No principal amount payment prior to maturity(a)	5.600% per annum (based on a 360-day year of twelve 30-day months)	January 3 and July 3 of each year 1st payment: January 3, 2021	January 3, 2031	0.5% per annum above the interest rate	Base Indenture dated August 28, 2018	Prospectus Supplement dated May 27, 2020 (To Prospectus dated March 1, 2019)
6.875% Global Notes due 2040	October 30, 2009	US$1,500 million	Single installment No principal amount payment prior to maturity(a)	6.875% per annum (based on a 360-day year of twelve 30-day months)	January 20 and July 20 of each year 1st payment: January 20, 2010	January 20, 2040	0.5% per annum above the interest rate	Base Indenture dated December 15, 2006	Prospectus Supplement dated October 23, 2009 (To Prospectus dated December 18, 2006)
6.750% Global Notes due 2041	January 27, 2011 (reopening: February 6, 2012)	US$2,250 million (original: US$1,000 million; and reopening: US$1,250 million)	Single installment No principal amount payment prior to maturity(a)	6.750% per annum (based on a 360-day year of twelve 30-day months)	January 27 and July 27 of each year 1st payment: original – July 27, 2011; reopening: July 27, 2012	January 27, 2041	0.5% per annum above the interest rate	Base Indenture dated December 15, 2006	Prospectus Supplement dated February 1, 2012 (To Prospectus dated December 11, 2009)
5.625% Global Notes due 2043	May 20, 2013	US$1,750 million	Single installment No principal amount payment prior to maturity(a)	5.625% per annum (based on a 360-day year of twelve 30-day months)	May 20 and November 20 of each year 1st payment: November 20, 2013	May 20, 2043	0.5% per annum above the interest rate	Base Indenture dated August 29, 2012	Prospectus Supplement dated May 13, 2013 (To Prospectus dated August 29, 2012)
7.250% Global Notes due 2044	March 17, 2014 (reopening: May 22, 2017)	US$2,000 million (original: US$1,000 million; and reopening: US$1,000 million)	Single installment No principal amount payment prior to maturity(a)	7.250% per annum (based on a 360-day year of twelve 30-day months)	March 17 and September 17 of each year 1st payment: September 17, 2017	March 17, 2044	0.5% per annum above the interest rate	Base Indenture dated August 29, 2012	Prospectus Supplement dated May 15, 2017 (To Prospectus August 28, 2015)
6.900% Global Notes due 2049	March 19, 2019	US$2,250 million	Single installment No principal amount payment prior to maturity(a)	6.900% per annum (based on a 360-day year of twelve 30-day months)	March 19 and September 19 of each year 1st payment: September 19, 2019	March 19, 2049	0.5% per annum above the interest rate	Base Indenture dated August 28, 2018	Prospectus Supplement dated March 12, 2019 (To Prospectus dated March 1, 2019)
6.750% Global Notes due 2050	June 3, 2020	US$1,750,000,000	Single installment No principal amount payment prior to maturity(a)	6.750% per annum (based on a 360-day year of twelve 30-day months)	June 3 and December 3 of each year 1st payment: December 3, 2020	June 3, 2050	0.5% per annum above the interest rate	Base Indenture dated August 28, 2018	Prospectus Supplement dated May 27, 2020 (To Prospectus dated March 1, 2019)
5.500% Global Notes due 2051	June 10, 2021	US$1,500,000,000	Single installment No principal amount payment prior to maturity(a)	5.500% per annum (based on a 360-day year of twelve 30-day months)	June 10 and December 10 of each year 1st payment: December 10, 2021	June 10, 2051(d)	0.5% per annum above the interest rate	Base Indenture dated August 28, 2018	Prospectus Supplement dated June 10, 2021 (To Prospectus dated March 1, 2019)
6.850% Global Notes due 2115	June 5, 2015	US$2,500 million	Single installment No principal amount payment prior to maturity(a)	6.850% per annum (based on a 360-day year of twelve 30-day months)	June 5 and December 5 of each year 1st payment: December 5, 2015	June 5, 2115	0.5% per annum above the interest rate	Base Indenture dated August 29, 2012	Prospectus Supplement dated June 1, 2015 (To Prospectus dated August 29, 2012)

(a) Except in the case of the occurrence of an Event of Default (as such term is defined in the applicable Note) and acceleration of the aggregate outstanding principal amount of the Notes, upon redemption prior to the maturity date.

(b) The 5.299% Global Notes due 2025 and the 5.999% Global Notes due 2028 (the “2025 and 2028 Old Notes”) were initially issued by PGF on September 27, 2017. The 2025 and 2028 Old Notes were offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. On July 27, 2018, PGF offered an equal principal amount of new notes, which terms are substantially identical to the Old Notes, in exchange for the Old Notes.

(c) The 5.093% Global Notes due 2030 (the “2030 Old Notes”) were initially issued by PGF on September 18, 2019. The 2030 Old Notes were offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. On September 17, 2020, PGF offered an equal principal amount of new notes, which terms are substantially identical to the Old Notes, in exchange for the Old Notes.

(d) PGF will have the right at our option to redeem the 5.500% Global Notes due 2051 (the “2051 Notes”), in whole or in part, at any time or from time to time on or after December 10, 2050 (the date that is six months prior to the scheduled maturity of the 2051 Notes), on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the 2051 Notes to be redeemed plus accrued and unpaid interest on the principal amount of such 2051 Notes to the date of redemption.

The following description of our debt securities and certain material provisions of our prospectus and guaranties is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by PGF’s indentures, any supplement to such indentures, the instruments representing each series of the Notes, guaranty instrument for each Note and any applicable law, as amended from time to time. Certain terms, unless otherwise defined here, have the meaning given to them in the relevant indenture.

A copy of PGF’s indentures and Notes’ guaranties is attached to our annual report as Exhibits 2.1 to 2.3, 2.6 to 2.7 and 2.10 to 2.62. We encourage you to read such indentures and Notes’ guaranties, as well as the applicable sections of our annual report for additional information.

General

Any debt securities issued by PGF is governed by a document called an indenture. The indenture is a contract entered into between PGF and a trustee, currently The Bank of New York Mellon (the “Trustee”), as well as we as guarantor. The Trustee has the following main roles:

(i)	to enforce debt holders’ rights against PGF if it defaults, although there are some limitations on the extent to which the Trustee acts on debt holders’ behalf that are described under “Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs”; and
(ii)	to perform administrative duties for PGF, such as sending interest payments to the debt holders, transferring the debt securities to a new buyer (if the former holder sells) and sending notices to debt holders.

Together or separately, PGF may issue as many distinct series of debt securities under the indentures as are authorized by the corporate bodies that are required under applicable law and PGF’s corporate organizational documents to authorize the issuance of debt securities. Specific issuances of debt securities will also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any such corporate body. This summary contains material terms of the debt securities that are common to all series and to each of the indentures, unless otherwise indicated in this Exhibit 2.4 and in the prospectus supplement relating to a particular series.

As listed in the table above, as of December 31, 2022 we have 16 outstanding Notes issued in U.S. dollars, which were all based on the following six different indentures, as applicably amended: (i) the indenture entered into by Petrobras and the Trustee on December 15, 2006 (“2006 Base Indenture”); (ii) the indenture entered into by Petrobras and the Trustee on August 29, 2012 (“2012 Base Indenture”); (iii) the indenture entered into by Petrobras and the Trustee on August 28, 2018 (“2018 Base Indenture”); (iv) the indenture entered into by PGF, Petrobras and the Trustee on September 27, 2017 (“2025 Indenture”); (v) the indenture entered into by PGF, Petrobras and the Trustee on September 27, 2017 (“2028 Indenture”); and (vi) the indenture entered into by PGF, Petrobras and the Trustee on September 18, 2019 (the “2030 Indenture”).

In addition, as result of a merger between PifCo and PGF as provided for in, and permitted by, the 2006 Base Indenture, on December 28, 2014 PGF assumed all of PifCo’s obligations under the 2006 Base Indenture, and the term PGF as used in this Exhibit 2.4 shall mean and refer to PGF itself or as PfiCo’s successor, as the case may be.

Each of the indentures and their associated documents contain the full legal text of the matters described herein. We and PGF have agreed that New York law governs the indentures and the debt securities. We and PGF have filed a copy of all applicable indentures with the SEC as exhibits to our respective registration statements. We and PGF have consented to the non-exclusive jurisdiction of any U.S. federal court sitting in the borough of Manhattan in the City of New York, New York, United States and any appellate court from any thereof.

Types of Debt Securities

PGF may issue the debt securities at par, at a premium or as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. PGF may also issue the debt securities as indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, or indexed or foreign currency debt securities in the applicable prospectus supplement(s).

In addition, the material financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement(s) relating to that series. Those terms may vary from the terms described here.

The prospectus supplement also states whether we will list the debt securities of the series on any stock exchange(s) and, if so, which one(s).

Additional Mechanics

Form, Exchange and Transfer

The Notes are issuable in whole in the registered form of one or more Global Notes (without coupons), in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The debt holders may have the debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

Debt holders may exchange or transfer registered debt securities at the office of the Trustee. The Notes are transferable in integral multiples of US$2,000 and integral multiples of US$1,000 in excess thereof. The Trustee will maintain an office in New York, New York and acts as agent for registering debt securities in the names of holders and transferring registered debt securities. PGF may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with the proof of ownership.

If additional transfer agents were designated, they will be named in the prospectus supplement. The designation of any particular transfer agent may be canceled, and PGF may also approve a change in the office through which any transfer agent acts.

Payment and Paying Agents

PGF will pay interest, principal, additional amounts and any other money due on the registered debt securities at the corporate trust office of the Trustee in New York City (which is currently located at 240 Greenwich Street, 7E, New York, New York 10286, Attention: Global Trust Services - Americas)¹. Debt holders must make arrangements to have their payments picked up at or wired from that office. PGF may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between themselves how to compensate for the fact that PGF will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between the buyer and seller. This pro-rated interest amount is called “accrued interest.” Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

PGF may also arrange for additional payment offices, and may cancel or change these offices, including its use of the Trustee’s corporate trust office. These offices are called “paying agents.” PGF may appoint paying agents outside the United States for a specific issuance of securities. Except with respect to the Notes issued pursuant to the 2006 Base Indenture, PGF may also choose to act as own paying agent. PGF must notify the debt holders of changes in the paying agents for the debt securities of any series that they hold.

1 The 2006 Base Indenture also considers the Bank of New York Mellon Trust (Japan) Ltd., located at Fokoku Seimei Building, 2-2-2 Uchisaiwai-cho, Chiyoda-Ku, Tokyo 100-8580, Japan; or JPMorgan Trust Bank Limited, located at Tokyo Building, 7-3, Marunouchi 2-chome, Chiyoda-Ku, Tokyo 100-6432, Japan, as applicable.

Notices

PGF and the Trustee will send notices only to direct holders, using their addresses as listed in the registrar’s records.

Regardless of who acts as paying agent, all money that PGF pays to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to PGF. After that two-year period, direct holders may look only to PGF for payment and not to the Trustee, any other paying agent or anyone else.

Rating

The Notes can be issued without the requirement that they have any rating from a nationally recognized statistical rating organization.

Special Situations

Mergers and Similar Events

Under the indentures, except as described below, we and PGF are generally permitted to consolidate, spin off², or merge with another entity. We and PGF are also permitted to sell or lease substantially all of our respective assets to another entity or to buy or lease substantially all of the assets of another entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we or PGF make changes to the indentures requiring holders’ approval, as described later under “—Modification and Waiver.” We and PGF may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We and/or PGF may take these actions even if they result in:

●	a lower credit rating being assigned to the debt securities; or
●	additional amounts becoming payable in respect of withholding tax, and the debt securities thus being subject to redemption at our option, as described later under “—Optional Tax Redemption.”

We and PGF have no obligation under the indentures to seek to avoid these results, or any other legal or financial effects that are disadvantageous to the debt holders, in connection with a merger, spin off³, consolidation or sale or lease of assets that is permitted under the indenture.

Petrobras

Pursuant to the indentures, we may merge into or consolidate with or convey, transfer or lease our property to another entity, provided that we may not take any of these actions unless all the following conditions are met:

●	If we merge out of existence or sell or lease our assets, the other entity must unconditionally assume our obligations on the debt securities, including the obligation to pay the additional amounts described under “Payment of Additional Amounts.” This assumption may be by way of a full and unconditional guaranty in the case of a sale or lease of substantially all of its assets.
●	We must indemnify the debt holders against any tax, assessment or governmental charge or other cost resulting from the transaction. This indemnification obligation only arises if the other entity is organized under the laws of a country other than the United States, a state thereof, or Brazil.
●	We must not be in default on the debt securities immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

2 The 2006 Base Indenture does not include spin-off as a corporate reorganization event.

3 The 2006 Base Indenture does not include spin-off as a corporate reorganization event.

●	The entity to which we sell or lease such assets guaranties our obligations or the entity into which we merge or consolidate with must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture. Furthermore, in this case, the Trustee must receive an opinion of counsel stating that the entity’s guaranties are valid, that certain registration requirements applicable to the guaranties have been fulfilled and that the supplemental indenture complies with the Trust Indenture Act of 1939. The entity that guarantees our obligations must also deliver certain certificates and other documents to the Trustee.
●	We must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the indenture and that all conditions precedent provided for in the indenture and relating to the transaction have been complied with.
●	We must satisfy any other requirements specified in the prospectus supplement.

PGF

Pursuant to the indentures, PGF will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease, spin off or transfer substantially all of its properties, assets or revenues to any person or entity (other than one of our direct or indirect subsidiaries) or permit any person (other than a direct or indirect subsidiary of PGF) to merge with or into it, unless such consolidation, amalgamation, merger, lease, spin off or transfer of assets does not violate any provision of Dutch financial regulatory laws, and:

●	either PGF is the continuing entity or the person (the “successor company”) formed by the consolidation or into which PGF is merged or that acquired (through a transfer of assets, a spin-off or otherwise) or leased the property or assets of PGF will assume (jointly and severally with PGF unless PGF will have ceased to exist as a result of that merger, consolidation or amalgamation), by a supplemental indenture, all of PGF’s obligations under the indenture and the Notes;
●	the successor company (jointly and severally with PGF unless PGF will have ceased to exist as part of the merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on the noteholder solely as a consequence of the consolidation, merger, conveyance, spin-off, transfer or lease with respect to the payment of principal of, or interest, the Notes;
●	immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing; and
●	PGF has delivered to the Trustee a directors’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the indenture and that all conditions precedent provided for in the indenture and relating to the transaction have been complied with.

With regard to the Notes issued according to the 2006 Base Indenture, it also must be considered to conduct a corporate reorganization the delivery of a notice by PGF (as successor of PifCo) describing the transaction to Moody’s to the extent that Moody’s is at that time rating notes. Likewise, the Note issued according to the 2018 Base Indenture (as amended) provides for the delivery of a notice by PGF to the Trustee informing the relevant transaction.

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the Notes will have occurred and be continuing at the time of the proposed transaction or would result from the transaction and such transaction would not violate any provision of Dutch financial regulatory laws:

●	PGF may merge, amalgamate or consolidate with or into, or convey, transfer, spin off, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of PGF or ours in cases when PGF is the surviving entity in the transaction and the transaction would not have a material adverse effect on PGF and its subsidiaries taken as a whole, it being understood that if PGF is not the surviving entity, PGF will be required to comply with the requirements set forth in the previous paragraph; or

●	any direct or indirect subsidiary of PGF may merge or consolidate with or into, or convey, transfer, spin off, lease or otherwise dispose of assets to, any person (other than PGF or any of its subsidiaries or affiliates) in cases when the transaction would not have a material adverse effect on PGF and its subsidiaries taken as a whole; or
●	any direct or indirect subsidiary of PGF may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of PGF or ours; or
●	any direct or indirect subsidiary of PGF may liquidate or dissolve if PGF determines in good faith that the liquidation or dissolution is in our best interests, and would not result in a material adverse effect on PGF and its subsidiaries taken as a whole and if the liquidation or dissolution is part of a corporate reorganization of us or PGF’s.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause for U.S. federal income tax purposes an exchange of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes that PGF can make to the indenture and the debt securities:

1)	Changes Requiring Holders Approval. There are changes that cannot be made to the debt securities without their holders specific approval. These are the following types of changes:
●	change the stated maturity of the principal, interest or premium on a debt security;
●	reduce any amounts due on a debt security;
●	change any obligation to pay the additional amounts described under “Payment of Additional Amounts”;
●	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;
●	change the place or currency of payment on a debt security;
●	impair any of the conversion or exchange rights of the debt security;
●	impair the right to sue for payment, conversion or exchange;
●	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;
●	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive specified defaults; and
●	modify any other aspect of the provisions dealing with modification and waiver of the indenture.
2)	Changes Requiring a Majority Vote. There are changes that require a vote of approval by the holders of debt securities that together represent a majority of the outstanding principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. For example, this vote would be required for PGF to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, PGF cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously beginning above under “Changes Requiring Holders Approval” unless PGF obtains the individual consent of the holders to the waiver.
3)	Changes Not Requiring Approval. There are changes that do not require any vote by holders of debt securities. These changes are limited to clarifications or cure of ambiguities, omissions, defects and inconsistencies, amendments, supplements, changes to conform the provisions contained in the indentures to the description of the Notes and applicable guarantees, as well as other changes that would not adversely affect holders of the debt securities in any material respect, such as adding covenants, additional events of default or successor trustees.

Further, when taking a vote, PGF will use the following rules to decide how much principal amount to attribute to a security:

●	For original issue discount securities, PGF will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.
●	Debt securities that PGF, any of its affiliates and any other obligor under the debt securities acquire or hold will not be counted as outstanding when determining voting rights.
●	For debt securities whose principal amount is not known (for example, because it is based on an index), PGF will use a special rule for that security described in the prospectus supplement for that security.
●	For debt securities denominated in one or more foreign currencies, currency units or composite currencies, PGF will use the U.S. dollar equivalent as of the date on which such debt securities were originally issued.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if PGF has deposited or sets aside in trust for the holders’ money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance and Discharge.”

PGF will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders. If PGF or the Trustee sets a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that PGF or, if it sets the record date, the Trustee may specify. PGF may shorten or lengthen (but not beyond 180 days) this period from time to time.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if PGF seeks to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, the debt security will not be entitled to the benefit of any sinking fund; that is, PGF will not deposit money on a regular basis into any separate custodial account to repay such debt securities.

The Notes are subject to redemption at PGF’s option before their respective maturity date in whole or in part, upon not less than 30⁴ but no more than 60 days’ notice, at a redemption price equal to the greater of (a) 100% of the principal amount of such Notes and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis⁵(assuming a 360-day year consisting of twelve 30-day months) at, in each case, the Treasury Rate (as such term is defined in the respective Note) plus the following basis points (the “Make Whole Amount”), plus in each case, accrued interest on the principal amount of such Notes to (but not including) the date of redemption:

4 The 2018 Base Indenture, as amended, provides for 15 days as minimum term.

5 The 2018 Base Indenture, as amended, provides for an annual basis.

NOTES	BASIS POINTS
6.250% Global Notes due 2024	25
5.299% Global Notes due 2025	50
8.750% Global Notes due 2026	50
7.375% Global Notes due 2027	50
5.999% Global Notes due 2028	50
5.750% Global Notes due 2029	50
5.093% Global Notes due 2030	50
5.600% Global Notes due 2031	50
6.875% Global Notes due 2040	40
6.750% Global Notes due 2041	30
5.625% Global Notes due 2043	40
7.250% Global Notes due 2044	50
6.900% Global Notes due 2049	50
6.750% Global Notes due 2050	50
5.500% Global Notes due 2051	50
6.850% Global Notes due 2115	75

Pursuant to the Note issued according to the 2018 Base Indenture, the above-mentioned notice may at PGF’s option be subject to the satisfaction of one or more conditions precedent, and it may be rescinded or the applicable redemption date delayed in the event that any or all such conditions shall not have been satisfied by the applicable redemption date. Any conditions precedent shall be described in such notice.

In addition, if the applicable prospectus supplement specifies a repayment date, the debt security will be repayable by PGF at the debt holders option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued and any additional amounts to the repayment date⁶.

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and the holders shall take care to act promptly enough to ensure that their respective request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Exchange Act, PGF will comply with Rule 14e-1 as then in effect to the extent it is applicable to PGF and the transaction.

Subject to any restrictions that will be described in the prospectus supplement, PGF or its affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that PGF or they purchase may, in PGF’s discretion, be held, resold or canceled.

Optional Tax Redemption

The Notes generally may also be redeemed at PGF’s option, in whole (but not in part), at any time at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if as a result of any change in or amendment to the laws or regulations or ruling promulgated thereunder of the jurisdiction in which PGF is incorporated (or, in the case of a successor person to PGF, of the jurisdiction in which such successor person is organized or any political subdivision or taxing authority thereof or therein) or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application of or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after the issuance date of the Note (or in the case of a successor person to PGF, the date on which such successor person became such pursuant to Notes’ terms), PGF would be required to pay additional amounts as described later under “Payment of Additional Amounts.”

6 The 2018 Base Indenture, as amended, excludes the repayment date.

Conversion

None of the Notes are convertible into, or exchangeable for, any other securities.

Payment of Additional Amounts

Petrobras

Brazil (including any authority therein or thereof having the power to tax) may require us to withhold amounts from payments on the principal or any premium or interest on a debt security for taxes or any other governmental charges. If Brazil requires a withholding of this type, we are required, subject to certain important exceptions set forth in the applicable prospectus supplement, to pay the debt holders an additional amount so that the net amount they receive will be the amount specified in the debt security to which they are entitled.

PGF

Except as provided below, PGF will make all payments of amounts due under the Notes and the indentures and each other document entered into in connection with the Notes and the indentures without withholding or deducting any present or future taxes, levies, deductions or other governmental charges of any nature imposed by Brazil, the jurisdiction of PGF’s incorporation (currently, The Netherlands) or any jurisdiction in which PGF appoints a paying agent under the indentures, or any political subdivision of such jurisdictions (the “taxing jurisdictions”). If PGF is required by law to withhold or deduct any taxes, levies, deductions or other governmental charges, PGF will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and, subject to certain important exceptions set forth in the applicable prospectus supplement, pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction. Pursuant to the 2018 Base Indenture, as amended, the foregoing obligations shall extend to payments under the guaranty. It also establishes that all references to principal, premium, if any, and interest in respect of the debt securities will be deemed to refer to any additional amounts which may be payable as set forth in the indenture or in the debt securities.

In addition, we or PGF, as applicable, shall indemnify and make whole the holders of the debt securities for any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies payable by PGF or us that were paid by such holder. All payments in respect of the debt securities will be made subject to any withholding or deduction required pursuant to FATCA, and we will not be required to pay any additional amounts on account of any such deduction or withholding required pursuant to Section 1471(b) of the Internal Revenue Code of 1986, as amended, or otherwise imposed pursuant to Sections 1471 through 1474 of such code, any regulations thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto.

Restrictive Covenants

Petrobras

Our indentures do not contain any covenants restricting our ability to make payments, incur indebtedness, dispose of assets, enter into sale and leaseback transactions, issue and sell capital stock, enter into transactions with affiliates, create or incur liens on our property or engage in business other than our present business. Restrictive covenants, if any, with respect to any of our securities will be contained in the applicable supplemental indenture and described in the applicable prospectus supplement with respect to those securities.

PGF

PGF will be subject to the following covenants with respect to the Notes:

✓	Ranking: The Notes are general senior unsecured and unsubordinated obligations of PGF and shall at all times rank pari passu, without any preferences among themselves, and at least equal in right of payment with all of PGF’s other present and future unsecured and unsubordinated obligations from time to time outstanding that are not, by their terms, expressly subordinated in right of payment to the Notes (other than obligations preferred by statute or by operation of law).
✓	Statement by Managing Directors as to Default: PGF (and each other obligor on the Notes) will deliver to the Trustee, within 90 calendar days after the end of its fiscal year, a directors’ certificate, stating whether or not to the best knowledge of its signers thereof there is an event of default in connection with the performance and observance of any of the terms, provisions and conditions of the indenture or the Notes and, if there is such an event of default by PGF (or any obligor), specifying all such events of default and their nature and status of which the signers may have knowledge.⁷
✓	Provision of Financial Statements and Reports: In the event that PGF files any financial statements or reports with the SEC or publishes or otherwise makes such statements or reports publicly available in Brazil, the United States or elsewhere, PGF will furnish, a copy of the statements or reports to the Trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available. As long as the financial statements or reports are publicly available and accessible electronically by the Trustee, the filing or electronic publication of such financial statements or reports complies with PGF’s obligation to deliver such statements and reports to the Trustee. The Trustee does not have an obligation to determine if and when PGF's financial statements or reports are publicly available and accessible electronically.

Along with each such financial statement or report, if any, PGF will provide a directors’ certificate stating (i) that a review of PGF’s activities has been made during the period covered by such financial statements with a view to determining whether PGF has kept, observed, performed and fulfilled its covenants and agreements under the indentures; and (ii) that no event of default, has occurred during that period or, if one or more have actually occurred, specifying all those events and what actions have been taken and will be taken with respect to that event of default.

Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of any of those will not constitute constructive notice of any information contained in them or determinable from information contained in them, including PGF’s compliance with any of its covenants under the indenture (as to which the Trustee is entitled to rely exclusively on directors’ certificates).

✓	Payment of Principal and Interest: PGF will duly and punctually pay the principal of and any premium and interest and other amounts (including any additional amounts in the event withholding and other taxes are imposed in Brazil or the jurisdiction of incorporation of PGF) on the debt securities of a series in accordance with such securities and the indenture.
✓	Maintenance of Corporate Existence: PGF will maintain its corporate existence and take all reasonable actions to maintain all rights, privileges and the like necessary or desirable in the normal conduct of business, activities or operations, unless PGF’s Board of Directors determines that maintaining such rights and privileges is no longer desirable in the conduct of PGF’s business and is not disadvantageous in any material respect to holders.
✓	Maintenance of Office or Agency: So long as debt securities of a series are outstanding, PGF will maintain in the Borough of Manhattan, the City of New York, an office or agency where notices to and demands upon it in respect of the indenture and the debt securities of a series may be served. If at any time PGF fails to maintain any required office or agency or shall fail to furnish the Trustee with the address thereof, all presentations, surrenders, notices and demands may be served at the corporate trust office.

7 The 2006 Base Indenture provides for a 10-day period counted from the awareness of the occurrence of any event of default to notify the Trustee accordingly.

✓	Appointment to Fill a Vacancy in Office of Trustee: PGF, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint a successor trustee in the manner provided in the indenture so that there will at all times be a trustee with respect to the debt securities of any series.
✓	Payments and Paying Agents: PGF will, prior to 3:00 p.m., New York City time, on the business day preceding any payment date of the principal of or interest on the debt securities of any series or other amounts (including additional amounts), deposit with the Trustee a sum sufficient to pay such principal, interest or other amounts (including additional amounts) so becoming due. All payments on the debt securities of any series will be subject in all cases to any applicable tax, fiscal or other laws and regulations in any jurisdictions, but without prejudice to the provisions under “—Payment of Additional Amounts.” For the purposes of the preceding sentence, the phrase “applicable tax, fiscal or other laws and regulations” will include any obligation to withhold or deduct from a payment pursuant to FATCA.
✓	Negative Pledge: PGF will not create, incur or assume any lien, other than a PGF Permitted Lien (as such term is defined in the 2018 Base Indenture), on any of its assets to secure (i) any of its indebtedness for borrowed money or (ii) the indebtedness of any other person for borrowed money, unless PGF contemporaneously creates or permits such lien to secure equally and ratably its obligations under the debt securities of a series or PGF provides such other security for the debt securities of a series as is duly approved by a resolution of the holders of such debt securities in accordance with the indenture. In addition, PGF will not allow any of its material subsidiaries, if any, to create or permit any lien, other than a PGF Permitted Lien, on any of its assets to secure (i) any of its indebtedness for borrowed money; (ii) any of the material subsidiary’s indebtedness for borrowed money or (iii) the indebtedness for borrowed money of any other person, unless PGF contemporaneously creates or permits such lien to secure equally and ratably its obligations under the debt securities of any series to which the covenant applies or PGF provides such other security for the debt securities of a series as is duly approved by a resolution of the holders of such debt securities in accordance with the indenture.

Additional restrictive covenants with respect to securities of PGF may be contained in the applicable supplemental indenture and described in the applicable prospectus supplement with respect to those securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to the holders’ series of debt securities if PGF chooses to apply them to that series, in which case PGF will state that in the prospectus supplement.

Full Defeasance

PGF can legally release itself from any payment or other obligations on the debt securities, except for various obligations described below (called “full defeasance”), if PGF, in addition to other actions, puts in place the following arrangements for the debt holders to be repaid:

●	PGF must irrevocably deposit in trust for the benefit of all direct holders of the debt securities a combination of money and non-callable U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accounts, will generate enough cash without reinvestment to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.
●	PGF must deliver to the Trustee a legal opinion of its counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law PGF may make the above deposit without causing the holders to be taxed on the debt securities any differently than if PGF did not make the deposit and just repaid the debt securities ourselves.

●	If the debt securities are listed on any securities exchange, PGF must deliver to the Trustee a legal opinion of its counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.⁸

If PGF ever did accomplish full defeasance as described above, the debt holders would have to rely solely on the trust deposit for repayment on the debt securities. The holders could not look to PGF for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of PGF’s lenders and other creditors if PGF ever becomes bankrupt or insolvent. However, even if PGF takes these actions, a number of its obligations relating to the debt securities will remain. These include the following obligations:

●	to register the transfer and exchange of debt securities;
●	to replace mutilated, destroyed, lost or stolen debt securities;
●	to maintain paying agencies;
●	to hold money for payment in trust; and
●	to indemnify the Trustee according to the terms of the indenture.⁹

Covenant Defeasance

PGF can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of any particular series. This is called “covenant defeasance.” In that event, the debt holders would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, PGF must do the following:

●	PGF must irrevocably deposit in trust for the benefit of all direct holders of the debt securities a combination of money and non-callable U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent accountants, will generate enough cash without reinvestment to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.
●	PGF must deliver to the Trustee a legal opinion of its counsel confirming that under then current U.S. federal income tax law PGF may make the above deposit without causing the debt holders to be taxed on the debt securities any differently than if PGF did not make the deposit and just repaid the debt securities ourselves.
●	If the debt securities are listed on any securities exchange, PGF must deliver to the Trustee a legal opinion of its counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.¹⁰

If PGF accomplishes covenant defeasance, the following provisions of the indentures and/or the debt securities would no longer apply:

●	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.
●	The events of default relating to breach of those covenants being defeased and acceleration of the maturity of other debt, described later under “Default and Related Matters—Events of Default—What is An Event of Default?”

If PGF accomplishes covenant defeasance, the debt holders can still look to it for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if any event of default occurred (such as bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, the debt holders may not be able to obtain payment of the shortfall.

8 The 2018 Base Indenture, as amended, does not include this provision.

9 The 2006 Base Indenture does not include such indemnification provision.

10 The 2018 Base Indenture, as amended, does not include this provision.

Default and Related Matters

Events of Default

The debt holders will have special rights if an event of default occurs and is not cured, as described herein.

What is an Event of Default? The term event of default means any of the following:

●	PGF does not pay the principal or any premium on a debt security of the series within 7 calendar days (or 14 days, depending on the Notes under analysis) of its due date and in the case of PGF, the Trustee has not received such payments from amounts on deposit, from us under a guaranty by the end of that period.
●	PGF does not pay interest, including any additional amounts, on a debt security of the series within 30 calendar days of its due date and in the case of PGF, the Trustee has not received such payments from amounts on deposit, from us under a guaranty by the end of that thirty-day period.
●	PGF remains in breach of any covenant or any other term in respect of a debt securities of the series issued under the indenture, or in a supplemental indenture, or, if applicable, under a guaranty for 60 calendar days after PGF receives a notice of default stating that PGF is in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of the affected series.
●	In the case of any of convertible securities, PGF remains in default in the conversion of any security of such series for 30 days after PGF receives a notice of default stating that it is in default. The notice must be sent by either the Trustee or the holders of 25% of the principal amount of debt securities of the affected series.
●	The maturity of any of our indebtedness, PGF’s indebtedness or a material subsidiary indebtedness, if applicable, in a total aggregate principal amount of US$100,000,000 (or US$200,000,000 depending on the Notes under analysis) or more is accelerated in accordance with the terms of that indebtedness, considering that prepayment or redemption by PGF of any indebtedness is not acceleration for this purpose.
●	In our case, if we are adjudicated or found bankrupt or insolvent or we are ordered by a court or pass a resolution to dissolve.
●	We, PGF or any material subsidiary stop paying or is generally unable to pay the debts as they become due, except in the case of a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, spin-off[11], merger, conveyance or transfer duly approved by the debt security holders.
●	In the case of PGF, if proceedings are initiated against it under any applicable liquidation, insolvency, composition, reorganization, winding up or any other similar laws, or under any other law for the relief of, or relating to, debtors, and such proceeding is not dismissed or stayed within 90 calendar days.
●	An administrative or other receiver, manager or administrator, or any such or other similar official is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied or put in force against, the whole or a substantial part of PGF’s undertakings or assets and is not discharged or removed within 90 calendar days.
●	We, PGF or any material subsidiary voluntarily commence proceedings under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, or we, PGF or any material subsidiary enter into any composition or other similar arrangement with the creditors under applicable Brazilian law (such as a recuperação judicial or extrajudicial, which is a type of liquidation agreement).

[11] The 2006 Base Indenture does not include spin-off as a corporate reorganization event.

●	We, PGF or any material subsidiary file an application for the appointment of an administrative or other receiver, manager or administrator, or any such or other similar official, in relation to us, PGF or any material subsidiary, or we, PGF or any material subsidiary take legal action for a readjustment or deferment of any part of our indebtedness.
●	An effective resolution is passed for, or any authorized action is taken by any court of competent jurisdiction, directing PGF’s winding-up¹², dissolution or liquidation, except for the purpose of and followed by a consolidation, merger, conveyance or transfer duly approved by the debt security holders.
●	In the case of PGF, if any event occurs that under the laws of any relevant jurisdiction has substantially the same effect as the events referred to in the six immediately preceding paragraphs.
●	In the case of PGF, if the relevant indenture for the debt securities or our related guarantees, in whole or in part, ceases to be in full force or enforceable against it, or it becomes unlawful for PGF to perform any material obligation under the indenture, or it contests the enforceability of or deny its liability under the indenture.
●	In the case of PGF, if we fail to retain at least 51% direct or indirect ownership of PGF’s outstanding voting and economic interests, equity or otherwise.
●	Any other event of default described in the applicable prospectus supplement occurs.

The 2006 Base Indenture also considers it to be an ‘Event of Default’ if PifCo (succeeded by PGF) has one or more final and non-appealable judgments or final decrees is entered against it involving an aggregate liability (not paid or not fully covered by insurance) valued at the equivalent of US$100,000,000 or more, where such judgments or final decrees have not been vacated, discharged or stayed within 120 calendar days after first being rendered.

For these purposes, “indebtedness” means any obligation (whether present or future, actual or contingent and including any guaranty) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under IFRS, would be a capital lease obligation).

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indentures, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, or an equivalent proceeding under the applicable law, the principal amount of all the debt securities of that series will be automatically accelerated without any action by the Trustee, any holder or any other person. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee satisfactory security or indemnity from expenses and liability. If satisfactory indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These same holders may also direct the Trustee in performing any other action under the indentures. Before the holders bypass the Trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect the interests relating to the debt securities, the following must occur:

12 The 2006 Base Indenture does not include winding up events.

●	The debt holders must give the Trustee written notice that an event of default has occurred and remains uncured.
●	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default, and must offer satisfactory indemnity or security to the Trustee against the cost and other liabilities of taking that action.
●	The Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity or security.
●	The holders of a majority in principal amount of all outstanding debt securities of the relevant series must not have given the Trustee a direction during the sixty-day period that is inconsistent with the above notice.

However, debt holders are entitled at any time to bring a lawsuit for the payment of money due on their debt security on or after its due date and if the debt security is convertible or exchangeable into another security to bring a lawsuit for the enforcement of holders right to convert or exchange the debt security or to receive securities upon conversion or exchange.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

PGF will furnish to the Trustee within 90 days after the end of PGF’s fiscal year every year a written statement of certain of its officers that will either certify that, to the best of their knowledge, PGF is in compliance with the indenture and the debt securities or specify any default.¹³

Regarding the Trustee

PGF and some of its subsidiaries maintain banking relations with the Trustee in the ordinary course of their business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving PGF default notice or PGF’s default having to exist for a specified period of time were disregarded, the Trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as trustee under the applicable indenture and PGF would be required to appoint a successor trustee.

Guaranty

When PGF sells a series of its debt securities, we execute and deliver a full and unconditional guaranty of that series of debt securities for the benefit of the holders of that series of debt securities. Our obligations under the guaranties are absolute and unconditional regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any debt holder under our Notes or the indentures. This summary is subject to, and qualified in its entirety by reference to, the provisions of such guaranty.

Pursuant to our guaranties, we agree, from time to time upon the receipt of notice from the Trustee that PGF has failed to make the required payments under a series of debt securities and the PGF indentures, to indemnify the debt holders for unpaid claims against PGF, whether those claims are in respect of principal, interest or any other amounts. The amount to be paid by us under the guaranty will be an amount equal to the amount of those claims plus interest and any applicable premium and additional amounts thereon from the date PGF was otherwise obligated to make its payments under the indentures to the date we actually make the payment under the guaranty.

13 The 2006 Base Indenture provides for a 15-day period counted from the awareness of the occurrence of any event of default to notify the Trustee accordingly.

We are obligated to make these payments by the expiration of any applicable grace periods under the indentures and the applicable terms of the debt securities. We may have the right to defer our obligation under the guaranty to make payments under certain circumstances described in the applicable prospectus supplement.

Only one guaranty will be issued by us in connection with the issuance of a series of debt securities by PGF. Unless the applicable prospectus supplement states otherwise, The Bank of New York Mellon will act as guaranty trustee under each guaranty.

Except as otherwise permitted by the guaranty, we have to maintain in effect our corporate existence and to take all actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of our business, activities or operations.

As long as the Notes are outstanding, we will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon we in respect of the guaranty may be served.

We will ensure at all times that our obligations under the guaranty will constitute our general, senior, unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all other present and future senior unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to our obligations under the guaranty.

We are not allowed to create or permit any lien, other than a permitted lien established in the guaranty, on any of our assets and our material subsidiaries’ assets to secure (i) any of our indebtedness or (ii) the indebtedness of any other person, unless we contemporaneously create or permit such lien to secure equally and ratably our obligations under the guaranty or we provide such other security for the Notes as duly approved by the Trustee, at the direction of the debt holders, in accordance with the indentures.

The guaranty shall be governed by the laws of the State of New York.